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Filed pursuant to Rule 424(b)(5)
Registration No. 333-134553

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2006

PROSPECTUS SUPPLEMENT
(To prospectus dated May 30, 2006)

Warrants

Lehman Brothers Holdings Inc.

Currency Basket Warrants
Expiring February     , 2008

The warrants involve a high degree of risk. The warrants are designed for investors who believe the Reference Currencies collectively will appreciate relative to the U.S. Dollar. If the Reference Currencies collectively do not appreciate relative to the U.S. Dollar, the warrants will expire worthless. Prospective purchasers of the warrants should be experienced with respect to options and options transactions, should understand the risks of transactions in currency instruments and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the warrants in light of their particular financial circumstances, the information set forth below and the other information set forth in this prospectus supplement, the accompanying prospectus dated May 30, 2006 (the "prospectus") and the documents incorporated by reference in this prospectus supplement.

  General:

  •
  Unsecured contractual obligations of Lehman Brothers Holdings Inc.

  •
  Basket: The basket will be comprised of five currencies. The currencies are as follows: Chinese Yuan (CNY), Taiwanese Dollar (TWD), Japanese Yen (JPY) and Singapore Dollar (SGD) (each a "Reference Currency" and collectively the "Reference Currencies") and the U.S. Dollar (USD). Each of the CNY, TWD, JPY and SGD makes up a portion of the Basket with a weighting of 25%. The USD makes up a portion of the Basket with a weighting of -100%.

  •
  Issue Price: USD 6.00 - 6.50 per warrant

  •
  The CUSIP number for the warrants is                 and the ISIN number is                 .

  •
  Denominations: 100 warrants and whole multiples of 100 warrants.

  •
  Expiration Date: February     , 2008

  •
  You will be able to exercise the warrants on any New York business day from, and including, August     , 2006 to, but excluding, 3:00 p.m. (New York time) on the New York business day prior to the Expiration Date, provided the warrant agent receives the exercise notice in proper form at or prior to 3:00 p.m. (New York time), on such New York business day. If the exercise notice is received after 3:00 p.m. (New York time) on any New York business day, the Exercise Date will be deemed to be the following New York business day, subject to the possibility that your right to exercise may be postponed in connection with the limit on the maximum number of warrants that may be exercised on any day.

  •
  You may exercise warrants only in the denominations set forth above, except in the case of automatic exercise. There is a maximum limit of 500,000 warrants in the aggregate that may be exercised on any single Exercise Date except in the case of automatic exercise.

  •
  We expect that the warrants will trade on the American Stock Exchange ("Amex") under the symbol "AAB.WS".

  •
  Any warrants that have not been exercised by the Expiration Date will be automatically exercised on that date. If the warrants are delisted from, or permanently suspended from trading on the Amex and not accepted on or before that time for listing on another United States national securities exchange, any warrants that have not been exercised prior to such delisting will be automatically exercised on the delisting date. See "Description of the Warrants—Automatic exercise" below.

  •
  The Valuation Date will generally be, for each Reference Currency, the Valuation Business Day immediately following the Exercise Date or, in the event of automatic exercise, following the Expiration Date or delisting date. You will not be able to determine, at the time of exercise of a warrant, the final Basket Value, and you will thus be unable to determine the Cash Settlement Amount. In addition, the Valuation Date for exercised warrants may be postponed upon the occurrence and continuation of a Price Source Unavailability Event and may be postponed if the number of warrants sought to be exercised on a given Exercise Date exceeds the maximum daily limit for exercise. See "Description of the Warrants—Cash settlement amount" and "—Maximum exercise amount".

  •
  Cash Settlement Date: for each warrant, the third New York business day after the latest Valuation Date.

  Payments:

  •
  No payments will be made on the warrants prior to exercise; the warrants may expire worthless.

  •
  On the relevant Cash Settlement Date for any warrant exercised or automatically exercised, Lehman Brothers Holdings will pay you, per warrant, the Cash Settlement Amount, which will equal the greater of:

  (1)
  zero; and

  (2)
  USD 95.00 times the Basket Value

  •
  Basket Value: the sum of the Reference Currency Quotients for each of the Reference Currencies and the USD.

  •
  Reference Currency Quotient: For each Reference Currency and the USD, a quotient, the numerator of which is the Initial Reference Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

  •
  Initial Reference Currency Amounts:

Currency	Initial Reference Currency Amount
CNY
TWD
JPY
SGD
USD	-1.00000
  •
  Initial Reference Currency Amount: For each Reference Currency or the USD, the product of the weighting for such currency times the Initial Reference Currency Rate for such currency.

  •
  Initial Reference Currency Rate: For each Reference Currency, the Reference Exchange Rate for that Reference Currency determined by the calculation agent on the date of this pricing supplement. The Initial Reference Currency Rate for the USD is 1.

  •
  Reference Exchange Rates: The spot exchange rates for each of the Reference Currencies quoted against the U.S. Dollar expressed as the number of currency units per USD 1.

  •
  Settlement Rate: For each Reference Currency (subject to the occurrence of a Disruption Event), the Reference Exchange Rate on the relevant Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event). The Settlement Rate for the USD shall equal 1.

Investing in the warrants involves a high degree of risk, including the risk of the warrants expiring worthless if the Reference Currencies collectively do not appreciate relative to the U.S. Dollar. Purchasers should be prepared to sustain a total loss of the purchase price of their warrants and should consider carefully the section entitled "Risk Factors" beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or any accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Lehman Brothers Holdings	$	$

The warrants are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about August             , 2006.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

Joint Managers
LEHMAN BROTHERS	OPPENHEIMER & CO.

August     , 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the document. Securities are not being offered in any jurisdiction where the offer is not permitted.

SUMMARY INFORMATION—Q&A

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the warrants. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the warrants and the tax and other considerations that are important to you in making a decision about whether to invest in the warrants. You should pay special attention to the "Risk Factors" section beginning on page S-5 to determine whether an investment in the warrants is appropriate for you.

What are the warrants?

The warrants are a series of unsecured contractual obligations of Lehman Brothers Holdings Inc. ("Lehman Brothers Holdings") the value of which are linked to the performance of a basket of currencies (the "Basket") that measures the performance of the Chinese Yuan (CNY), Taiwanese Dollar (TWD), Japanese Yen (JPY) and Singapore Dollar (SGD) relative to the U.S. Dollar (USD). We refer to CNY, TWD, JPY and SGD as the Reference Currencies. Each of the CNY, TWD, JPY and SGD makes up a portion of the Basket with a weighting of 25%. The USD makes up a portion of the Basket with a weighting of -100%. The warrants will rank equally with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt. The warrants may be exercised at any time from and including August     , 2006 and will expire on February     , 2008 (the "Expiration Date"). Any warrants that have not been exercised prior to the Expiration Date or an earlier delisting date will be subject to automatic exercise as described under "Description of the Warrants—Automatic exercise" below.

What payments will I receive on the warrants prior to exercise?

None. No payments will be made on the warrants prior to exercise. The warrants may expire worthless.

What will I receive upon exercise of the warrants?

On the relevant Cash Settlement Date, we will pay you, per warrant exercised or automatically exercised, the Cash Settlement Amount, which will equal the greater of:

  (1)
  zero; and

  (2)
  USD 95.00 times the Basket Value

The Basket Value is the sum of the Reference Currency Quotients for each of the Reference Currencies and the USD.

A Reference Currency Quotient, for each Reference Currency and the USD, is a quotient, the numerator of which is the Initial Reference Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

Initial Reference Currency Amounts:

Currency	Initial Reference Currency Amount
CNY
TWD
JPY
SGD
USD	-1.00000

The Initial Reference Currency Amount for each Reference Currency and the USD is the product of the weighting for such currency times the Initial Reference Currency Rate for such currency.

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the calculation agent on the date of this pricing supplement. The Initial Reference Currency Rate for the USD is 1.

The Settlement Rate for each Reference Currency (subject to the occurrence of a Disruption Event) is the Reference Exchange Rate on the relevant Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability

Event). The Settlement Rate for the USD shall equal 1.

Reference Exchange Rates are the spot exchange rates for each of the Reference Currencies quoted against the U.S. Dollar expressed as the number of currency units per USD 1.

Cash settlement amount—Examples

Here are four examples of hypothetical calculations of the Cash Settlement Amount per warrant, each of which is described in greater detail in "Exchange Rates—Hypothetical Cash Settlement Amount Examples".

Example 1: As of the Valuation Date, CNY, JPY, SGD and TWD each have appreciated relative to their Initial Reference Currency Rates, resulting in a Basket Value equal to 0.l4364 (equivalent to a 14.364% appreciation from the initial Basket Value) and a Cash Settlement Amount equal to $13.65 per warrant, which is greater than the Issue Price of the warrants.

Example 2: As of the Valuation Date, CNY, JPY, SGD and TWD each have depreciated as of the Valuation Date relative to their Initial Reference Currency Rates, resulting in a Basket Value of -0.09234 (equivalent to a 9.234% depreciation from the initial Basket Value) and, because the Basket Value is less than zero, a Cash Settlement Amount for the warrants of zero.

Example 3: As of the Valuation Date, CNY and JPY each have appreciated relative to their Initial Reference Currency Rates and SGD and TWD each have depreciated relative to their Initial Reference Currency Rates, resulting in a Basket Value equal to 0.02922 (equivalent to a 2.922% appreciation from the initial Basket Value) and a Cash Settlement Amount equal to $2.78 per warrant, which is less than the Issue Price of the warrants.

Example 4: As of the Valuation Date, CNY, JPY and SGD each have depreciated relative to their Initial Reference Currency Rates and TWD has appreciated relative to its Initial Reference Currency Rate, resulting in a Basket Value equal to -0.05857 (equivalent to a 5.857% depreciation from the initial Basket Value) and, because the Basket value is less than zero, a Cash Settlement Amount for the warrants of zero.

How do I exercise my warrants?

The warrants will be exercisable at any time on or after August     , 2006 and, except in connection with the maximum limit on exercise, may be exercised on any New York business day until 3:00 p.m., New York City time, on the earlier of:

  •
  the New York business day immediately preceding the Expiration Date for the warrants; or

  •
  if the warrants are delisted, the New York business day immediately preceding the effective date of their delisting from, or permanent suspension from trading on, the Amex and failure to list the warrants on another United States national securities exchange (such effective date of their delisting, the "delisting date").

You will not have the right to receive physical certificates evidencing your ownership of the warrants except under limited circumstances. Instead, we will issue the warrants in the form of one or more global certificates, which will be held by The Depository Trust Company ("DTC") or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the warrants by individual investors. To exercise warrants, you must direct a broker, who may, in turn, need to direct a participating organization in DTC (a "participant"), to transfer warrants held by DTC on your behalf and to submit an exercise notice in the form of Appendix B (an "exercise notice") to the warrant agent.

In order for the New York business day on which the exercise notice and related warrants are delivered on your behalf to the warrant agent to constitute the Exercise Date for the warrants being exercised, you must cause the warrants to be transferred free on the records of DTC to, and the exercise notice to be received by, the warrant agent at or prior to 3:00 p.m., New York City time, on that New York business day. See "Risk Factors" beginning on page S-5 and "Description of the Warrants—Exercise and settlement of warrants" below.

Any warrant not exercised on or before the Expiration Date or the delisting date, if any, will be automatically exercised on that date. See "Description of the Warrants—Automatic exercise" below.

Except in the case of warrants subject to automatic exercise, if on any Valuation Date the Cash Settlement Amount for any warrants then exercised would be zero, the attempted exercise of such warrants will be void and of no effect and such warrants will be transferred back to the participant, including the depositaries, that submitted them free to the warrant agent on the records of DTC, and, in any such case, the warrants in question will remain outstanding and exercisable thereafter.

Warrants may be exercised only in their minimum denominations (100 warrants and whole multiples of 100 warrants), except in the case of automatic exercise. All exercises of warrants, other than automatic exercises, are subject, at the calculation agent's option, to the limitation that not more than 500,000 warrants in the aggregate may be exercised on any single Exercise Date. See "Description of the Warrants—Maximum exercise amount" below.

How will I be able to find the value of the Basket at any point in time?

You can obtain the Basket Value at any time by calling your registered sales representative.

Are there any risks associated with my investment?

Yes, the warrants are subject to a number of risks, including the risk of the warrants expiring worthless if the Reference Currencies collectively do not appreciate relative to the U.S. Dollar. Accordingly, you should be prepared to sustain a total loss of your purchase price of your warrants. See "Risk Factors" beginning on page S-5.

What about taxes?

The warrants should be subject to the "mark-to-market" rules under section 1256 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, United States holders will generally recognize capital gain or loss each year equal to the difference between the fair market value of the warrant on the last business day of the year and the holder's adjusted basis in the warrant. A holder's tax basis in the warrant will be adjusted to take into account any gain or loss recognized in prior periods. Any capital gain or loss recognized on the warrants will be 60% long-term capital gain or loss and 40% short term capital gain or loss. See "United States Federal Income and Estate Tax Considerations."

What happens in the event of a Disruption Event?

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the warrants, the calculation agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology. The calculation agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred, whether or not the Disruption Event is still continuing. See "Description of the Warrants—Cash settlement amount" below.

What happens in the event of a Price Source Unavailability Event?

Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring. If on each of the two scheduled Valuation Business Days following the scheduled Valuation Date the Price Source Unavailability is still in effect or if such days are not otherwise Valuation Business Days, the calculation agent will determine the Settlement Rate for the affected Reference Currency on the third scheduled Valuation Business Day following the scheduled Valuation

Date in accordance with the Fallback Rate Observation Methodology. See "Description of the Warrants—Cash settlement amount" below.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively, "Lehman Brothers Holdings"), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See "Prospectus Summary—Lehman Brothers Holdings Inc." and "Where You Can Find More Information" on pages 1 and 58, respectively, of the accompanying prospectus.

You may request a copy of any document we file with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning us at the address set forth under the caption "Where You Can Find More Information" in the accompanying prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., a subsidiary of ours, will be the calculation agent for purposes of determining the Cash Settlement Amount, as well as determining whether a Disruption Event or Price Source Unavailability Event has occurred. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the warrants. See "Risk Factors—Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and "Description of the Warrants" below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the warrants through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currencies or in other instruments, such as options, swaps or futures, based on the Reference Currencies. This hedging activity could adversely affect the price at which your warrants will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the warrants declines.

Will the warrants be listed on a stock exchange?

We expect that the warrants will trade on the Amex under the symbol "AAB.WS". The listing of the warrants on the Amex will not necessarily ensure that a liquid trading market will be available for the warrants.

The delisting of the warrants from, or permanent suspension of trading of the warrants on, the Amex, and failure to list the warrants on another national securities exchange will result in the automatic exercise of the warrants, and could result in your total loss of the purchase price for your warrants. You should review the sections "Risk Factors—The warrants may not be actively traded" and "Description of the Warrants—Automatic exercise" below.

RISK FACTORS

The warrants involve a high degree of risk. Prospective purchasers of the warrants should recognize that their warrants may expire worthless and should be prepared to sustain a total loss of the purchase price of their warrants. Prospective purchasers of the warrants should be experienced with respect to options and options transactions, should understand the risks of transactions in currency instruments and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the warrants in light of their particular financial circumstances, the information set forth below and the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Neither the offering of the warrants nor any views that may from time to time be expressed by us, Lehman Brothers Inc., or our affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the warrants.

The warrants are a risky investment and may expire worthless.

You will receive a cash payment from us upon exercise, including automatic exercise, of a warrant only if the warrant has a Cash Settlement Amount greater than zero at that time. If the Reference Currencies collectively do not appreciate relative to the U.S. Dollar, the Cash Settlement Amount will be zero and the investor will lose the entire purchase price of, and will not receive any return on the warrants. Investment decisions relating to the warrants offered by this prospectus supplement require the investor to have a view about the direction of movements in exchange rates of the Reference Currencies relative to the USD as well as the amount and timing of those movements. The warrants may change substantially in value, or lose all of their value, with relatively small movements in the value of the Reference Currencies relative to the USD. Moreover, a warrant is a "wasting asset" in that, in the absence of countervailing factors, such as an offsetting movement in the value of the Reference Currencies relative to the USD, the market value of a warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Assuming all other factors are held constant, the more a warrant is "out-of-the-money" (as described below) and the shorter its remaining term to expiration, the greater the risk that a purchaser of the warrant will lose all or part of his purchase price for the warrant. This means that if the final Basket Value with respect to the expiration is less than or equal to zero, then investors in the warrants who have not exercised their warrants or sold their warrants in the secondary market prior to expiration will necessarily lose their entire purchase price for the warrants upon expiration. The risk of the loss of all of the purchase price of a warrant upon expiration means that, in order to recover and realize a return upon your investment, you must generally be correct about all of the direction, timing and magnitude of an anticipated change in the value of the Reference Currencies relative to the USD. Even if the warrant is "in the money" (as described below) when exercised, including automatic exercise upon expiration, if the final Basket Value is not greater than zero to an extent sufficient to cover your cost of the warrant (that is, the purchase price plus transaction costs, if any), you will lose all or part of your purchase price for the warrant. Investors in the warrants will thus bear the risk of a decline or insufficient appreciation in the value of the Reference Currencies relative to the USD.

Accordingly, the warrants involve a high degree of risk and are not appropriate for every investor. Investors who are considering purchasing the warrants must be able to understand and bear the risk of a speculative investment in the warrants, be experienced with respect to options and options transactions and understand the risks of transactions in warrants and currency-linked instruments.

The warrants are subject to foreign exchange rate risk.

The return on the warrants at exercise is entirely dependent on the performance of the Reference Currencies relative to the USD. If the Basket Value is equal to or less than zero, then the investor will lose the entire purchase price of, and not receive any return on, the warrants.

The value of the Reference Currencies relative to the U.S. Dollar has in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that we cannot control. The value of the Reference Currencies, which depend in part on the supply and demand for the Reference Currencies, may be affected by political, economic, legal, accounting and tax matters specific to the countries in which the Reference Currencies are circulated as legal tender. An investment in the warrants may not be suitable for an investor unfamiliar with the exchange rates of the Reference Currencies or the factors that affect movements in these exchange rates. The trading value of the warrants will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in trading value of the warrants caused by another factor, and the effect of one factor may exacerbate the decrease in the trading value of the warrants caused by another factor.

There are risks and costs associated with the exercise of warrants.

We will issue the warrants in the form of one or more global certificates, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the warrants by individual investors. To exercise warrants, you must direct a broker, who may, in turn, need to direct a participant, to transfer warrants held by DTC on your behalf and to submit an exercise notice to the warrant agent.

In order for the New York business day on which your exercise notice and related warrants are delivered on your behalf to the warrant agent to constitute the Exercise Date for the warrants being exercised, you must cause the warrants to be transferred free on the records of DTC to, and the exercise notice to be received by, the warrant agent at or prior to 3:00 p.m., New York City time, on that New York business day.

To ensure that the warrants and exercise notice will be received by the warrant agent at or prior to the applicable deadline, you must give the appropriate direction to your broker before that broker's cut-off time for accepting exercise instructions from customers for that day. If your broker is not a participant, you must also do so before the applicable participant's cut-off time. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, you should consult with your applicable broker or other intermediaries, if applicable, as to the applicable cut-off times and other exercise mechanics. See "Description of Warrants—Exercise and settlement of warrants". A form of exercise notice for warrants appears in Appendix B. Additional forms may be obtained at the warrant agent's office during the warrant agent's normal business hours. See "Description of Warrants—General".

If a warrant is not exercised at or prior to 3:00 p.m., New York City time, on the earlier of (1) the New York business day immediately preceding the Expiration Date and (2) the New York business day immediately preceding the delisting date, if any, the warrant will be subject to automatic exercise as described under "Description of the warrants—Automatic exercise." If at that time, the Basket Value on the applicable Valuation Date is equal to or less than zero, the warrant will expire worthless and you will have sustained a total loss of the purchase price of the warrant.

There are limits on the number of warrants that can be exercised on any single Exercise Date.

The calculation agent will have the option to limit the number of warrants exercisable on any single Exercise Date, except on automatic exercise, to an aggregate of 500,000. In the event that the total number of warrants being exercised on any such date exceeds such maximum number and the calculation agent elects to limit the number of warrants exercisable on that date, you may not be able to exercise all of the warrants that you desire to exercise on that date. Warrants to be exercised on that date will be selected on a pro rata basis. The remainder of such warrants (the "remaining warrants") tendered for exercise but not exercised on that date will be deemed to be exercised on the next New York business day on which warrants may be exercised, subject to the same daily maximum limitation and certain delayed exercise provisions. To the extent that the Exercise Date is deemed to be postponed as described in the immediately preceding sentence, there will be a corresponding postponement of the Valuation Date for any such remaining warrants to the Valuation Business Day immediately following such postponed Exercise Date. Also see the risks described below under "—There will be a time lag after exercise instructions are given." Any limitation of this type will not apply in the event of automatic exercise, including at expiration.

There will be a time lag after exercise instructions are given.

In the case of any exercise of warrants, there will be a time lag between the time you give instructions to exercise and the time the Basket Value used to calculate the Cash Settlement Amount relating to the exercise is determined. Any downward movement in the Basket Value between the time you submit an exercise notice and the time the Basket Value for that exercise is determined will result in your receiving a Cash Settlement Amount that is less than the Cash Settlement Amount you may have anticipated based on the last available Basket Value as of the applicable Exercise Date. The period between exercise and valuation will, at a minimum, represent one full New York business day and, in the case of a Valuation Date postponed as a result of there being exercised a number of warrants exceeding the maximum permissible amount on a single Exercise Date or the occurrence and continuance of a Disruption Event, may be substantially longer. The Basket Value may change significantly during any such period, and any change of this type may adversely affect the Cash Settlement Amount to be paid on your warrants.

A Disruption Event may result in you receiving a Cash Settlement Amount that is less than the Cash Settlement Amount you may have anticipated.

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the warrants, the calculation agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology. The calculation agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred whether or not the Disruption Event ceases to be in effect and the exchange rate for the affected Reference Currency later becomes available, and you may receive less than you otherwise would have received based on the then-current exchange rates. See "Description of the Warrants—Cash settlement amount" for a description of events, circumstances or causes constituting a Disruption Event.

Price Source Unavailability Events may postpone the Valuation Date and Cash Settlement Date.

The Valuation Date for an exercised warrant may be postponed upon the occurrence and continuation of a Price Source Unavailability Event described under "Description of the Warrants—Cash settlement amount." Upon the occurrence of a Price Source Unavailability Event with respect to any Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until, and the Settlement Rate for the affected Reference Currency will be determined on, the earlier of the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring or the third scheduled Valuation Business Day after the scheduled Valuation Date, as described under "—The calculation agent will make a good faith determination of the value of one or more Reference Currencies and/or the amounts payable in respect a warrant if certain events occur" below and "Description of the Warrants—Cash settlement amount". The Settlement Rate determined for the affected Reference Currency on a postponed Valuation Date may be lower, and could result in a Cash Settlement Amount that is lower, than that which you may have anticipated based on the last available Basket Value as of the Exercise Date. In addition, the Cash Settlement Date for the warrants will similarly be postponed to, and the Cash Settlement Amount will not be payable until, the third New York business day after the postponed Valuation Date. See "Description of the Warrants—Cash settlement amount," for a description of events, circumstances or causes constituting a Price Source Unavailability Event.

The price of the warrants will exceed that of similar options.

The initial offering price of the warrants will be in excess of the price that a commercial user of options on the Reference Currencies might pay for a comparable option in a private transaction.

The warrants are not suitable for all investors.

The Amex requires that the warrants be sold only to investors whose accounts have been approved for options trading. In addition, the Amex requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in the warrants. It is suggested that investors considering the purchase of warrants be experienced with respect to options on currencies and options transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the warrants in light of their particular circumstances. Before making any investment in the warrants, it is important that a prospective investor become informed about and understand the nature of the warrants in general, the specific terms of the warrants and the nature of the Reference Currencies. It is especially important for an investor to be familiar with the procedures governing the exercise of warrants, since a failure to properly exercise a warrant prior to its expiration could result in the loss of his entire investment. This includes knowing when warrants are exercisable and how to exercise them.

We are a holding company and you can only depend on our earnings and assets, and not those of our subsidiaries, for payments on the warrants.

The warrants are unsecured contractual obligations of Lehman Brothers Holdings and will rank equally with all other unsecured contractual obligations of Lehman Brothers Holdings and Lehman Brothers Holdings' unsecured and unsubordinated debt. However, since Lehman Brothers Holdings is a holding company, the right of Lehman Brothers Holdings, and hence the right of creditors of Lehman Brothers Holdings (including holders of the warrants), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, expect to the extent that claims of Lehman Brothers Holdings itself as a creditor of the subsidiary may be recognized.

The warrants are not standardized options issued by the Options Clearing Corporation.

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the "OCC"), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of warrants must look solely to Lehman Brothers Holdings for performance of its obligations to pay the Cash Settlement Amount on the exercise of warrants. In addition, OCC standardized options provide for physical delivery of the underlying foreign currency (rather than cash settlement in U.S. Dollars), and permit immediate determination of value upon exercise. Further, the market for warrants is not expected to be generally as liquid as the market for OCC standardized options.

Options and warrants provide opportunities for investment and pose risks to investors as a result of fluctuation in the value of the underlying investment. In general, certain of the risks associated with the warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equities or debt securities, which are priced primarily on the basis of the value of a single underlying security, the trading value of a warrant is likely to reflect primarily present and expected exchange rates of the Reference Currencies against the U.S. Dollar.

The warrants may not be actively traded.

There may be little or no secondary market for the warrants. Although we expect that the warrants will trade on the Amex, it is not possible to predict whether the warrants will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the warrants, but it is not required to do so. To the extent warrants are exercised, the number of warrants outstanding will decrease, resulting in a decrease in the liquidity of the warrants. In addition, during the life of the warrants, we or our affiliates may from time to time purchase and exercise warrants, resulting in a decrease in the liquidity of the warrants.

Unexercised warrants will be automatically exercised if the warrants are delisted.

In the event the warrants are delisted from, or permanently suspended from trading on, the Amex and not accepted on or before that time for listing on another United States national securities exchange, warrants not previously exercised will be deemed automatically exercised on the delisting date, and any Cash Settlement Amount will be calculated and settled as provided under "Description of the Warrants—Delisting of warrants." We will covenant in the warrant agreement that we will not seek delisting of the warrants from, or suspension of their trading on, Amex unless we have, at the same time, arranged for listing of the warrants on another United States national securities exchange.

Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent.

Lehman Brothers Inc. will act as the calculation agent, which determines, among other things, the amount you will receive on the warrants upon exercise, whether to limit the number of warrants exercisable on any single Exercise Date, other than automatic exercises, to an aggregate of 500,000, whether adjustments should be made to the Basket Value, whether a Disruption Event or Price Source Unavailability Event has occurred and, in certain circumstances following the occurrence of a Disruption Event or a Price Source Unavailability Event, the Settlement Rate for one or more Reference Currencies used to calculate the Basket Value for exercised warrants. See "Description of the Warrants—Cash settlement amount." All such determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations, except as provided in the warrant agreement. The exercise of discretion by Lehman Brothers Inc., our affiliate, as calculation agent in making such determinations could adversely affect the value of the warrants and may present the calculation agent with a conflict of interest to the extent that the determinations made by the calculation agent in respect of the warrants affect the payments due from us under the warrants, due to or from us or any of our affiliates under any related hedge transaction or the value of the investments held by our or any of our affiliate's proprietary or managed accounts.

Trading and other transactions by Lehman Brothers in the Reference Currencies may impair the value of the warrants.

We expect to hedge our obligations under the warrants through one or more of our affiliates. This hedging activity will likely involve trading in one or more Reference Currencies or in other instruments, such as options, swaps or futures, based on one or more Reference Currencies. The cost of maintaining or adjusting this hedging activity could adversely affect the price at which your warrants will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the warrants declines.

We and our affiliates also have issued or underwritten on behalf of other issuers, and in the future may issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the levels of the Reference Currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the warrants.

Warrants that are purchased by U.S. taxpayers will be subject to "mark-to-market" rules, which will require investors to recognize taxable income or loss while holding the warrants.

For United States federal income tax purposes, the warrants should be treated as options subject to the "mark-to-market" rules under section 1256 of the Code. Under the mark-to-market rules, a United States holder of a warrant will generally recognize capital gain or loss equal to the difference between the fair market value of the warrant on the last business day of each taxable year and the United States holder's adjusted tax basis in the warrant. Thus, a United States holder could incur federal income tax liability on an annual basis in respect of an increase in the value of the warrants without a corresponding receipt of cash. Any capital gain or loss recognized on the warrants will be 60% long-term capital gain or loss and 40% short-term capital gain or loss. The deductibility of capital losses is subject to limitations. See "United States Federal Income and Estate Tax Considerations."

The price at which you will be able to sell your warrants prior to the Expiration Date will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the trading price of the warrants in the secondary market will be affected by the values of the Reference Currencies relative to the U.S. Dollar and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the warrants of a change in a specific factor, assuming all other conditions remain constant:

The Exchange Rates for the Reference Currencies.    We expect that a significant component of the market value of the warrants at any given time will be the exchange rates for the Reference Currencies against the U.S. Dollar. The value of a Reference Currency relative to the U.S. Dollar will be influenced by the complex and interrelated global and regional political, economic, financial and other factors that can affect the currency markets on which a Reference Currency is traded. The exchange rate for a Reference Currency against the U.S. Dollar is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating countries or jurisdictions of a Reference Currency and the U.S. Dollar, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and other countries important to international trade and finance, including the United States.

Volatilities of the Reference Currencies.    Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the exchange rate for a Reference Currency decreases during the term of a warrant, the market value of the warrant may decrease.

Intervention in the Currency Markets by the Countries Issuing the Reference Currencies.    Foreign exchange rates can either be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the Reference Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the warrants is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. In addition, these and certain other actions by governments or their central banks and the effects of those actions on the exchange rates of certain currencies, including the Reference Currencies, may constitute a Disruption Event. See "—The calculation agent will make a good faith determination of the value of one or more Reference Currencies and/or the amounts payable in respect a warrant if certain events occur" and "Description of the Warrants".

Interest Rates.    We expect that the market value of the warrants will be affected by changes in interest rates in the United States and in the jurisdictions of the Reference Currencies in complex, interrelated ways. The demand for a Reference Currency relative to the U.S. dollar, as reflected by the spot exchange rate, may increase or decrease due to changes in the relative interest rates between the country issuing a Reference Currency and the United States, as well as by the effect of interest rates in the United States or a country issuing a Reference Currency on the economy of those countries. In addition, holding all other factors equal, increases in interest rates in a country issuing a Reference Currency relative to U.S. interest rates will decrease the future value of that Reference Currency relative to the U.S. Dollar, while decreases in interest rates in a country issuing a Reference Currency relative to U.S. interest rates will increase the future value of that Reference Currency relative to the U.S. Dollar.

Time Premium or Discount.    As a result of a "time premium or discount," the warrants may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Reference Currencies relative to the U.S. Dollar. A "time premium or discount" will depend upon the length of the period remaining prior to expiration. The Expiration Date of the warrants will be accelerated should the warrants be delisted or should their trading on the Amex be suspended permanently. Any such acceleration would result in the total loss of any otherwise applicable "time premium or discount", and could result when the warrants are "out-of-the-money", thus resulting in total loss of the purchase price of the warrants.

Lehman Brothers Holdings' Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the warrants.

The return on a warrant linked to a basket of Reference Currencies may be lower than that linked to a single Reference Currency.

If the amount payable in respect of a currency indexed warrant is based on the value or performance of more than one Reference Currency, an increase in the values of some but not all of those Reference Currencies relative to the U.S. Dollar may be substantially or entirely offset by decreases in the values of the other Reference Currencies relative to the U.S. Dollar during the term of the warrants.

Even though currencies trade around the clock, your warrants will not.

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the warrants will not conform to the hours during which the Reference Currencies and the U.S. Dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the warrants. The possibility of these movements should be taken into account in relating the value of the warrants to those in the underlying foreign exchange markets.

The absence of systematic reporting of last-sale information for foreign currencies may make it difficult for investors to obtain timely and accurate data about the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices and to others who wish to subscribe to this information, but this information will not necessarily be reflected in the value of the currencies used to calculate the amounts payable in respect of a warrant. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The calculation agent will make a good faith determination of the value of one or more Reference Currencies and/or the amounts payable in respect a warrant if certain events occur.

In addition to the risks described above under "—An affiliate of ours may act as calculation agent on the warrants, creating a potential conflict of interest between you and us", the calculation agent for any warrants may have discretion in making determinations whether or not a Price Source Unavailability Event or Disruption Event (in each case, as defined in "Description of the Warrants") has occurred.

If the calculation agent determines that a Price Source Unavailability Event has occurred with respect to a Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring. If on each of the first two scheduled Valuation Business Days following the scheduled Valuation Date the Price Source Unavailability is still in effect or if such days are not otherwise Valuation Business Days, the calculation agent will determine the Settlement Rate for the affected Reference Currency on the third scheduled Valuation Business Day after the scheduled Valuation Date in accordance with the Fallback Rate Observation Methodology (as defined under "Description of the Warrants"), which determination ultimately may be made by the calculation agent in good faith and in a commercially reasonable manner.

If the calculation agent determines that a Disruption Event has occurred with respect to a Reference Currency on any day prior to the Expiration Date, the calculation agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology (as defined under "Description of the Warrants"). The calculation agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred, whether or not the Disruption Event is still continuing.

USE OF PROCEEDS AND HEDGING

A portion of the proceeds to be received by us from the sale of the warrants may be used by us or one or more of our subsidiaries before and immediately following the initial offering of the warrants to hedge our obligations under the warrants. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to us. See "Use of Proceeds" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the expiration of the warrants, depending on market conditions, including the value of the Reference Currencies, we expect that we or one or more of our subsidiaries will increase or decrease our or their initial hedging positions using dynamic hedging techniques. In addition, we or one or more of our subsidiaries may purchase or otherwise acquire a long or short position in warrants from time to time and may, in our or their sole discretion, hold or resell those warrants. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

DESCRIPTION OF THE WARRANTS

General

You will find information about the warrants in two separate parts of this document that progressively provide more detail:

  •
  the accompanying prospectus; and

  •
  this prospectus supplement.

Because the terms of the warrants may differ from the general information we have provided in the accompanying prospectus, in all cases you should rely on information in this prospectus supplement over different information in the accompanying prospectus. The warrants will be issued pursuant to a warrant agreement, to be dated as of the date of issuance of the warrants, between us, Citibank, N.A., as warrant agent (the "warrant agent"), and Lehman Brothers Inc., as calculation agent. The following summaries of certain provisions of the warrants and the warrant agreement do not purport to be complete and reference is made to all the provisions of the warrant agreement, including the form of global warrant certificate attached as an exhibit to the warrant agreement. The warrant agreement will be available for inspection by any registered holder at the office of the warrant agent, which is currently located at 111 Wall Street, 15th Floor, New York, New York 10043, during the warrant agent's normal business hours. See "Description of Warrants" beginning on page 19 of the accompanying prospectus.

We will initially issue up to 5,000,000 warrants, but no less than 2,000,000 warrants. We may, without the consent of the holders of the warrants, create and issue additional warrants ranking equally with the warrants and otherwise identical in all respects (except for the issue price and the issue date) so that such further warrants shall be consolidated and form a single series with the warrants.

A warrant will not require or entitle a holder to receive any of the underlying Reference Currencies from us. Upon exercise of a warrant, we will make only a U.S. Dollar cash payment in the amount of the Cash Settlement Amount, if any, of such warrant. We are under no obligation to, nor will we, sell the underlying Reference Currencies to, or purchase the underlying Reference Currencies from, holders in connection with the exercise of any warrants.

Holders will not receive any interest on any cash settlement value. No payments will be made on the warrants prior to exercise. The warrants may expire worthless.

The warrants will rank equally with all our other unsecured contractual obligations and our unsecured and unsubordinated debt.

The warrants will be issued in denominations of 100 warrants and whole multiples of 100 warrants.

Cash settlement amount

The "Cash Settlement Amount" per warrant exercised will be the greater of (i) zero and (ii) the product of the Notional Amount times the Basket Value. The "Basket Value" is the sum of the Reference Currency Quotients. The "Reference Currency Quotient" is, for each Reference Currency and USD, a quotient, the numerator of which is the Initial Reference Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

The "Notional Amount" is USD 95.00.

The "Initial Reference Currency Amount" for each Reference Currency and the USD is the product of the weighting for such currency times the Initial Reference Currency Rate for such currency. Such amounts are as follows:

Currency	Initial Reference Currency Rate	Weighting	Initial Reference Currency Amount
CNY		25%
TWD		25%
JPY		25%
SGD		25%
USD	1.00000	-100%	-1.00000

The "Initial Reference Currency Rate" for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the calculation agent on the date of this prospectus supplement. The Initial Reference Currency Rate for the U.S. Dollar is 1.

The "Settlement Rate" for each Reference Currency (subject to the occurrence of a Disruption Event) is the Reference Exchange Rate on the Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event). The Settlement Rate for the USD shall equal 1.

The "Reference Exchange Rates" are the spot exchange rates for each of the Reference Currencies quoted against the U.S. Dollar expressed as number of currency units per USD 1.

The "Settlement Rate Option" for each Reference Currency is as follows:

Reference Currency	Settlement Rate Option
CNY	The Chinese Renminbi/U.S. Dollar official fixing rate, expressed as the amount of Chinese Renminbi per one U.S. Dollar, for settlement in two business days reported by The State Administration of Foreign Exchange of the People's Republic of China, Beijing, which appears on the Reuters Screen SAEC Page opposite the symbol "USDCNY=" at approximately 5:00 p.m., Beijing time, on the relevant Valuation Date.
TWD
The Taiwanese Dollar/U.S. Dollar spot rate, expressed as the amount of Taiwanese Dollars per one U.S. Dollar, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading "Spot" at approximately 11:00 a.m. Taipei time, on the relevant Valuation Date, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, on the relevant Valuation Date.
JPY
The Japanese Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption "JPY" at approximately 10:00 a.m. New York time, on the relevant Valuation Date.
SGD
The Singapore Dollar/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Singapore Dollar per one U.S. Dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page ABSIRFIX01 to the right of the caption "Spot" under the column "SGD" at approximately 11:30 a.m., Singapore time, on the relevant Valuation Date.

The screen or time of observation indicated in relation to any Settlement Rate Option above shall be deemed to refer to such screen or time of observation as modified or amended from time to time, or to any substitute screen thereto.

The "Valuation Date" is, for each Reference Currency, the Valuation Business Day immediately following the relevant Exercise Date or, in the event of automatic exercise, following the Expiration Date or delisting date; provided that if a Price Source Unavailability Event occurs with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed as described under "Price Source Unavailability Event" below. The Valuation Date may also be postponed if the number of warrants sought to be exercised on a single Exercise Date exceeds the maximum daily limit on exercise, as described under "—Maximum exercise amount" below.

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the Warrants, the calculation agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology. The calculation agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred, whether or not the Disruption Event is still continuing.

A "Disruption Event" with respect to any Reference Currency means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the calculation agent:

  (A)
  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of such Reference Currency into USD through customary legal channels; or (y) the delivery of USD from accounts inside the country for which such Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the "Reference Currency Jurisdiction") to accounts outside that Reference Currency Jurisdiction;

  (B)
  the occurrence of any event causing the Reference Exchange Rate for such Reference Currency to be split into dual or multiple currency exchange rates; or

  (C)
  the occurrence and/or existence of any event (other than those set forth in (A) or (B) above) in a Reference Currency Jurisdiction that materially disrupts the market for such Reference Currency.

Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring. If on each of the two scheduled Valuation Business Days following the scheduled Valuation Date the Price Source Unavailability is still in effect or if such days are not otherwise Valuation Business Days, the calculation agent will determine the Settlement Rate for the affected Reference Currency on the third scheduled Valuation Business Day after the scheduled Valuation Date in accordance with the Fallback Rate Observation Methodology.

A "Price Source Unavailability Event" means, as determined in good faith by the calculation agent, the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

The "Fallback Rate Observation Methodology" means that the Settlement Rate for a Reference Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 5:00 p.m., Tokyo time, on the relevant date for the purchase or sale for deposits in the Reference Currency by the offices in either Hong Kong, Singapore or Tokyo of three leading banks engaged in the interbank market (selected in the sole discretion of the calculation agent) (the "Reference Banks"). If fewer than three Reference Banks provide spot quotations then the Settlement Rate for such Reference Currency will be determined by the calculation agent in good faith and in a commercially reasonable manner.

A "Valuation Business Day" means, with respect to each Reference Currency, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in the city or jurisdiction indicated in the Settlement Rate Option for that Reference Currency.

DTC book-entry procedures

We will issue the warrants in the form of one or more global certificates, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the warrants by individual investors. Accordingly, except in certain limited circumstances described in the accompanying prospectus under "Book-Entry Procedures and Settlement," ownership of the warrants in certificated form will not be available to investors. For additional information on DTC and its procedures, see "—Exercise and settlement of warrants," "Book-Entry Issuance" and "Book-Entry Procedures and Settlement" in the accompanying prospectus.

Holders may hold their warrants through the accounts maintained by Clearstream Banking, societe anonyme ("Clearstream") or the Euroclear System operated by Morgan Guaranty Trust's Brussels Office ("Euroclear") in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

All information in this prospectus supplement regarding DTC is derived from DTC and reflects the policies of DTC; such policies are subject to change without notice.

Exercise and settlement of warrants

The warrants will be exercisable on any New York business day from, and including, August     , 2006 to, but excluding, 3:00 p.m. (New York time) on the New York business day prior to the Expiration Date; provided the warrant agent receives the exercise notice in proper form at or prior to 3:00 p.m. (New York time), on such New York business day. If the exercise notice is received after 3:00 p.m. (New York time) on any New York business day, the Exercise Date will be deemed to be the following New York business day.

The warrants will be exercisable at any time on or after August     , 2006 and will expire on the Expiration Date for the warrants, which is February     , 2008. Warrants not exercised (including by reason of any postponed exercise) at or prior to 3:00 p.m., New York City time, on the "Last Non-automatic Exercise Date", which is the earlier of:

  •
  the New York business day immediately preceding the Expiration Date; and

  •
  the New York business day immediately preceding the delisting date, if any,

will be automatically exercised as described under "—Automatic exercise" below.

Warrants held through the facilities of the DTC

In the case of warrants held through the facilities of DTC, a holder may exercise such warrants on any New York business day from, and including, August    , 2006 until 3:00 p.m., New York City time, on the Last Non-automatic Exercise Date by causing:

  •
  a duly completed and executed exercise notice to be delivered on behalf of the holder by a participant to the warrant agent; and

  •
  such warrants to be transferred free to the warrant agent on the records of DTC.

A form of exercise notice for warrants is included herein as Appendix A and may also be obtained from the warrant agent at the warrant agent's office.

Except for warrants subject to automatic exercise, the "Exercise Date" for such warrants will be:

  •
  the New York business day on which the warrant agent receives the exercise notice in proper form and related warrants, if such exercise notice and warrants are received at or prior to 3:00 p.m., New York City time, on such day; or

  •
  the New York business day following the New York business day on which the warrant agent receives the exercise notice in proper form and related warrants, if such exercise notice and warrants are received after 3:00 p.m., New York City time, on such day.

To ensure that an exercise notice and the related warrants will be delivered to the warrant agent at or prior to 3:00 p.m., New York City time, on a given New York business day, a holder may have to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 p.m., New York City time, on such day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, holders should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. See also "Risk Factors" beginning on page S-5.

Exercises of warrants by persons holding through Clearstream or Euroclear participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the warrants on its behalf by delivering warrants through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the warrants held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries. All information in this prospectus supplement regarding Clearstream and Euroclear is derived from Clearstream or Euroclear, as the case may be, and reflects the policies of such organizations; such policies are subject to change without notice.

Except in the case of warrants subject to automatic exercise, if on any Valuation Date the Cash Settlement Amount for any warrants then exercised would be zero, the attempted exercise of such warrants will be void and of no effect and such warrants will be transferred back to the participant, including the depositaries, that submitted them free to the warrant agent on the records of DTC, and, in any such case, the warrants in question will remain outstanding and exercisable thereafter.

The "Exercise Date" described above is subject to postponement as a result of the exercise of a number of warrants exceeding the daily limit on exercise as described below under "—Maximum exercise amount."

The following is an illustration of the timing of an Exercise Date and the applicable Valuation Date, assuming:

  •
  all relevant dates are New York business days and scheduled Valuation Business Days;

  •
  the number of exercised warrants does not exceed the maximum permissible amount; and

  •
  no Price Source Unavailability Event has occurred and is continuing.

Illustrative timing for warrants held through DTC

Date and time both exercise notice in proper form and warrants are received by warrant agent	Exercise Date	Valuation Date	Date on which final Basket Value used to calculate Cash Settlement Amount is determined
Monday, October 2, 2006, at or before 3:00 p.m., New York City time	October 2, 2006	October 3, 2006	October 3, 2006
Monday, October 2, 2006, after 3:00 p.m., New York City time	October 3, 2006	October 4, 2006	October 4, 2006

Following receipt of the exercise notice in proper form and related warrants, the warrant agent will, not later than 5:00 p.m., New York City time, on the applicable Valuation Date,

  •
  obtain from the calculation agent the Cash Settlement Amount of such warrants, and

  •
  advise us of the aggregate Cash Settlement Amount of the exercised warrants.

We will be required to make available to the warrant agent, no later than 3:00 p.m., New York City time, on the relevant Cash Settlement Date, funds in an amount sufficient to pay the aggregate Cash Settlement Amount of the exercised warrants. If we have made such funds available by that time, the warrant agent will thereafter be responsible for making funds available to DTC. DTC will be responsible for disbursing such funds to each appropriate participant, and such participant will be responsible for disbursing such funds to the holders it represents and to each brokerage firm for which it acts as agent.

Denominations

The warrants will be issued in denominations of 100 warrants and whole multiples of 100 warrants. Warrants may be exercised only in their minimum denominations, except in the case of automatic exercise.

Maximum exercise amount

All exercises of warrants, other than automatic exercises, are subject, at the calculation agent's option, to the limitation that not more than 500,000 warrants in the aggregate may be exercised on any single Exercise Date. If any New York business day would otherwise, under the terms of the warrant agreement, be the Exercise Date in respect of more than 500,000 warrants, then, at the calculation agent's option, 500,000 of such warrants, selected by the warrant agent on a pro rata basis or by lot, shall be deemed exercised on such Exercise Date and the remainder of such warrants (the "remaining warrants") shall be deemed exercised on the following New York business day, subject to successive applications of this provision. Remaining warrants shall be deemed exercised in the order of their respective initial Exercise Dates, and remaining warrants shall be deemed exercised before any other warrants initially exercised after such remaining warrants.

To the extent that the exercise and Exercise Date of any warrants is postponed as a result of this limitation, the Valuation Date used to determine the Cash Settlement Amount of any remaining warrants will also be postponed to the Valuation Business Day next succeeding the postponed Exercise Date, subject to postponement in the event of a Price Source Unavailability Event, as described under "—Cash settlement amount."

Automatic exercise

All warrants not previously exercised prior will be automatically exercised on the earlier to occur of (a) the Expiration Date or (b) any delisting date. The Exercise Date for these warrants will be the day they are automatically exercised or, if such day is not a New York business day, the following New York business day. The Valuation Date for these warrants will be the Valuation Business Day immediately following the date of automatic exercise, subject to postponement in the event of a Price Source Unavailability Event, as described under "—Cash settlement amount." The relevant Cash Settlement Date for warrants subject to automatic exercise will be the third New York business day after the applicable Valuation Date.

For a description of the payment procedures, see "—Exercise and settlement of warrants."

Listing

We expect that the warrants will trade on the Amex under the symbol "AAB.WS".

The listing of the warrants on the Amex will not necessarily ensure that a liquid trading market will be available for the warrants. See "Risk Factors—The warrants may not be actively traded."

Delisting of warrants

In the event the warrants are delisted from, or permanently suspended from trading on the Amex and not accepted on or before that time for listing on another United States national securities exchange, warrants not previously exercised will be deemed automatically exercised on the delisting date, and the Cash Settlement Amount will be calculated and settled as described under "—Cash Settlement Amount." We will notify the warrant agent, who will notify the holders as soon as practicable of such delisting or trading suspension. However, if we first receive notice of the delisting or suspension on the same day on which the warrants are delisted or suspended, such day will be deemed the delisting date. We will covenant in the warrant agreement that we will not seek delisting of the warrants from, or suspension of their trading on, the Amex unless we have, at the same time, arranged for listing of the warrants on another United States national securities exchange.

Calculation agent

Lehman Brothers Inc., our subsidiary, will act as initial calculation agent for the warrants. Pursuant to the warrant agreement, we may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the Cash Settlement Amount payable upon exercise of the warrants.

In addition, the calculation agent will determine, among other things:

  •
  whether to limit the number of warrants exercisable on any single Exercise Date, other than automatic exercises, to an aggregate of 500,000;

  •
  whether a Price Source Unavailability Event has occurred on any Valuation Date and, if the Price Source Unavailability Event is continuing for the two scheduled Valuation Business Days after the relevant Valuation Date, the Settlement Rate for the affected Reference Currency in accordance with the Fallback Rate Observation Methodology; and

  •
  whether a Disruption Event has occurred and, if a Disruption Event has occurred, the Settlement Rate for the affected Reference Currency in accordance with the Fallback Rate Observation Methodology (see "—Cash Settlement Amount.").

The calculation agent will have no liability for its determinations, except as provided in the warrant agreement.

Warrant agent

The warrant agent is Citibank, N.A. We and certain of our subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the warrant agent and its affiliates in the ordinary course of business.

EXCHANGE RATES

General

The warrants are designed to allow investors to participate in spot exchange rate movements of the Reference Currencies, as reflected by the changes in the U.S. Dollar value of each Reference Currency. The Reference Currencies consist of the Chinese Yuan, Taiwanese Dollar, Japanese Yen and Singapore Dollar, each of which makes up a portion of the Basket with a weighting, on the date of this prospectus supplement, of 25%. The USD makes up a portion of the Basket with a weighting, on the date of this prospectus supplement, of -100%.

Historical data on the Reference Currencies

The following charts show the weekly spot exchange rates for each Reference Currency in the period from the week ending July 7, 1996 through the week ending July 2, 2006, using historical data obtained from Reuters. The spot exchange rates in the following charts are expressed as the amount of Reference Currency per U.S. dollar. As a result, an appreciation in the Reference Currency relative to the U.S. dollar is reflected by a downward movement in the exchange rates presented in the charts below and a depreciation in the Reference Currency relative to the U.S. Dollar is reflected by an upward movement in the exchange rates reflected in the charts below.

The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the warrants may be. Fluctuations in exchange rates make it difficult to predict whether any Cash Settlement Amount will be payable upon exercise or the amount of any such Cash Settlement Amount. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the warrants.

The following chart shows the hypothetical Basket Value based on the hypothetical composite performance of the Reference Currencies using weekly data for the Reference Currencies obtained from Reuters. The Basket Value was indexed to a level of 0.0 as of June 30, 2006, based upon exchange rates determined on that date. The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Value described above in "Description of the Warrants". Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Cash Settlement Amount Examples

The following payment examples for this note show scenarios under which the Cash Settlement Amount for the warrants will be either greater than or equal to zero, based on the Notional Amount of US 95.00 and hypothetical values for the Initial Reference Currency Rates (which will be determined on the Trade Date) and for the Settlement Rates (which are determined on the Valuation Date, which for any given warrants is, subject to certain circumstances described in this prospectus supplement, the Valuation Business Day following the Exercise Date for such warrants) and the resulting Basket Value. The Initial Reference Currency Rate and Settlement Rate values have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: CNY, JPY, SGD and TWD each appreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero and a Cash Settlement Amount for the warrants greater than the Issue Price of the warrants.

Reference Currency	Hypothetical Initial Reference Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Reference Currency Amount Divided by Hypothetical Settlement Rate	(Hypothetical Settlement Rate minus Initial Reference Currency Rate) Divided by Hypothetical Settlement Rate
CNY	7.99560	25.0000%	1.99890	7.03613	0.28409	13.64%
JPY	114.24000	25.0000%	28.56000	97.10400	0.29412	17.65%
SGD	1.58940	25.0000%	0.39735	1.44635	0.27473	9.89%
TWD	32.39900	25.0000%	8.09975	27.86314	0.29070	16.28%
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000	0.00%
		Basket Value =			0.14364	14.36%
		Notional Amount =			$95.00
		Cash Settlement Amount =			$13.65

Basket Value is 0.14364, resulting in a Cash Settlement Amount equal to $13.65 per warrant

Example 2: CNY, JPY, SGD and TWD each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value less than zero and a Cash Settlement Amount for the warrants of zero.

Reference Currency	Hypothetical Initial Reference Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Reference Currency Amount Divided by Hypothetical Settlement Rate	(Hypothetical Settlement Rate minus Initial Reference Currency Rate) Divided by Hypothetical Settlement Rate
CNY	7.99560	25.0000%	1.99890	9.19494	0.21739	-13.04%
JPY	114.24000	25.0000%	28.56000	122.23680	0.23364	-6.54%
SGD	1.58940	25.0000%	0.39735	1.73245	0.22936	-8.26%
TWD	32.39900	25.0000%	8.09975	35.63890	0.22727	-9.09%
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000	0.00%
		Basket Value =			-0.09234	-9.23%
		Notional Amount =			$95.00
		Cash Settlement Amount =			$0.00

Basket Value is -0.09234, resulting in a Cash Settlement Amount equal to zero per warrant

Example 3: CNY and JPY each appreciate relative to their Initial Reference Currency Rates and SGD and TWD each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Value greater than zero and a Cash Settlement Amount for the warrants greater than zero but less than the Issue Price of the warrants.

Reference Currency	Hypothetical Initial Reference Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Reference Currency Amount Divided by Hypothetical Settlement Rate	(Hypothetical Settlement Rate minus Initial Reference Currency Rate) Divided by Hypothetical Settlement Rate
CNY	7.99560	25.0000%	1.99890	7.19604	0.27778	11.11%
JPY	114.24000	25.0000%	28.56000	107.38560	0.26596	6.38%
SGD	1.58940	25.0000%	0.39735	1.65298	0.24038	-3.85%
TWD	32.39900	25.0000%	8.09975	33.04698	0.24510	-1.96%
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000	0.00%
		Basket Value =			0.02922	2.92%
		Notional Amount =			$95.00
		Cash Settlement Amount =			$2.78

Basket Value is 0.02922, resulting in a Cash Settlement Amount equal to $2.78 per warrant

Example 4: CNY, JPY and SGD each depreciate relative to their Initial Reference Currency Rates and TWD appreciates relative to its Initial Reference Currency Rate, resulting in a Basket Value less than zero and a Cash Settlement Amount for the warrants of zero.

Reference Currency	Hypothetical Initial Reference Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Reference Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Reference Currency Amount Divided by Hypothetical Settlement Rate	(Hypothetical Settlement Rate minus Initial Reference Currency Rate) Divided by Hypothetical Settlement Rate
CNY	7.99560	25.0000%	1.99890	8.79516	0.22727	-9.09%
JPY	114.24000	25.0000%	28.56000	127.94880	0.22321	-10.71%
SGD	1.58940	25.0000%	0.39735	1.68476	0.23585	-5.66%
TWD	32.39900	25.0000%	8.09975	31.75102	0.25510	2.04%
USD	1.00000	-100.0000%	-1.00000	1.00000	-1.00000	0.00%
		Basket Value =			-0.05857	-5.86%
		Notional Amount =			$95.00
		Cash Settlement Amount =			$0.00

        Basket Value is -0.05857, resulting in a Cash Settlement Amount equal to zero per warrant

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership, and disposition of warrants as of the date of this prospectus supplement. The following discussion deals only with warrants held as capital assets and it does not deal with special situations. For example, except where noted, this summary does not address:

  •
  holders who may be subject to special tax treatment under the United States federal income tax laws, such as dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, persons who are investors in pass-through entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, or persons liable for alternative minimum tax;

  •
  persons holding warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  holders of warrants whose "functional currency" is not the U.S. Dollar;

  •
  certain expatriates who are holders of warrants; or

  •
  any state, local or foreign tax considerations.

If a partnership holds warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding warrants should consult their own tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax considerations different from those discussed below.

The warrants are subject to complex tax rules. Investors considering the purchase of warrants should consult their own tax advisors concerning the United States federal income and estate tax consequences of holding the warrants in general and in light of their particular circumstances, and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following is a summary of certain United States federal income tax considerations that will apply to United States holders of warrants.

Certain considerations relating to "non-United States holders" of warrants, which are beneficial owners of warrants (other than partnerships) who are not United States holders, are described under "Non-United States holders" below.

"United States holder" means a beneficial owner of a warrant that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Taxation of warrants

The warrants should be treated as "nonequity options" subject to the "mark-to-market" rules under section 1256 of the Code. Thus, a United States holder could incur federal income tax liability on an annual basis in respect of an increase in the value of the warrants without a corresponding receipt of cash.

Under the mark-to-market rules of section 1256 of the Code, a United States holder of a warrant will recognize capital gain or loss equal to the difference between the fair market value of the warrant on the last business day of each taxable year and the United States holder's adjusted tax basis in the warrant. In addition, upon the sale, exchange, exercise (including automatic exercise) or other disposition of a warrant, a United States holder will recognize capital gain or loss equal to the difference between the amount realized, if any, and the United States holder's adjusted tax basis in the warrant. In general, a United States holder's adjusted tax basis in a warrant will equal the amount paid for the warrant, plus or minus the net gain or loss recognized by the United States holder in respect of the warrant in prior taxable years.

Any capital gain or loss recognized with respect to a warrant will be 60% long-term capital gain or loss and 40% short-term capital gain or loss. Long-term capital gains of non-corporate United States holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Based on the treatment of the warrants as nonequity options, the warrants will not be subject to the foreign currency rules of section 988 of the Code, notwithstanding the fact that the warrants provide for payments determined by reference to foreign currencies. A United States holder may, however, elect to treat the warrants as subject to the foreign currency rules of section 988 of the Code, in which case any gain or loss on the warrants will be treated as ordinary income or loss (instead of capital, as described above).

There can be no assurance that the warrants will be treated as described above. Any differing treatment could affect the amount, timing and character of income, gain or loss with respect to the warrants.

Non-United States holders

The following is a summary of certain United States federal income and estate tax considerations that will apply to non-United States holders of warrants. Special rules may apply to controlled foreign corporations, passive foreign investment companies, or individuals who are United States expatriates and therefore subject to special treatment under the Code.

United States federal withholding tax

Based on the treatment of the warrants described above, non-United States holders will not be subject to United States federal withholding tax for any payment with respect to the warrants.

United States federal income tax

Based on the treatment of the warrants described above, any gain or income realized on a warrant generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment) or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year and certain other conditions are met.

United States federal estate tax

Warrants held by individual non-United States holders at the time of death may be included in their gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Information reporting requirements may apply to payments received by a United States holder of warrants upon the sale, exchange, exercise (including automatic exercise) or other disposition of a warrant, unless such United States holder is an exempt recipient such as a corporation. Backup withholding tax may apply to those payments if such United States holder fails to comply with applicable certification requirements. A non-United States holder may be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale, exchange, exercise (including automatic exercise) or other disposition of a warrant made within the United States or conducted through United States-related financial intermediaries, unless applicable certification requirements are met and the payor does not have actual knowledge or reason to know that such holder is a United States holder, or such holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the warrants should consider whether an investment in the warrants would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition of the warrants by an ERISA plan with respect to which Lehman Brothers Holdings Inc., Lehman Brothers Inc., Oppenheimer & Co. Inc. or certain of their respective affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those warrants are acquired pursuant to and in accordance with an applicable exemption. The DOL has issued prohibited transaction class exemptions, or "PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the warrants.

Each purchaser and holder of the warrants or any interest in the warrants will be deemed to have represented by its purchase or holding of the warrants that either (1) it is not a plan or a plan asset entity and is not purchasing or holding those warrants on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the warrants will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the warrants on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

BOOK-ENTRY ISSUANCE

The warrants will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the warrants. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the warrants. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase warrants through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the warrants on DTC's records. Since you actually own the warrants, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the warrants. DTC's records only show the identity of the direct participants and the amount of the warrants held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The warrant agent for the warrants will wire payments on the warrants to DTC's nominee. Lehman Brothers Holdings and the warrant agent will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the warrant agent and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to credit direct participants' accounts on the payment date in accordance with their respective holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of warrants based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the warrant agent or Lehman Brothers Holdings.

Warrants represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

  •
  Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the warrant agent will keep the registration books for the warrants at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by The New York Stock Exchange, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the warrants and cross-market transfers of the warrants associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in DTC.

When warrants are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the warrants against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the warrants will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending warrants to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer warrants to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer warrants against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (that is, the trade fails), proceeds credited to the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters have severally agreed to purchase from us, the respective number of warrants set forth opposite its name below:

Underwriters	Number of Warrants
Lehman Brothers Inc
Oppenheimer & Co. Inc

Total

The underwriters have advised us that they propose to initially offer the warrants to the public at the public offering price indicated on the cover page of this prospectus supplement; they may also offer warrants to certain dealers at the same price less a concession not in excess of $        per warrant. After the initial public offering of the warrants is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the Securities and Exchange Commission permit the underwriters to engage in various transactions that stabilize, maintain or otherwise affect the price of the warrants. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the warrants or imposing penalty bids that permit the managing underwriter to reclaim a selling concession from a syndicate member or dealer in connection with the offering when warrants originally sold by the syndicate member or dealer are purchased in syndicate covering or other stabilizing transactions. If the underwriters create a short position in the warrants in connection with the offering (that is, if they sell a larger number of the warrants than is indicated on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing warrants in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the warrants. In addition, neither we nor the underwriters make any representation that the underwriters will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

The underwriters will not confirm sales to any account over which they exercise discretionary authority without the prior written approval of the customer.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding a National Association of Securities Dealers, Inc. member firm underwriting securities of its affiliate. This rule requires, among other things, that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," who must participate in the preparation of this prospectus supplement and who must exercise the usual standards of "due diligence" with respect thereto. Oppenheimer & Co. Inc. intends to act as a qualified independent underwriter in the offering, and the initial public offering price of the warrants will not be higher than the price recommended by the qualified independent underwriter.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Any allocation for online orders will be made by the underwriters on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' or any selling group member's website and any information contained in any other website maintained by the underwriters or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as an underwriter or selling group member and should not be relied upon by investors.

Each underwriter has agreed that it, to the best of its knowledge after due inquiry, will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the warrants or possesses or distributes this prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the warrants under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales, including but not limited to the laws and regulations of the following jurisdictions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of warrants to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of warrants to the public in that Relevant Member State:

  (a)
  in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those warrants which have been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

  (b)
  at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (c)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (d)
  at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of warrants to the public" in relation to any warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the warrants to be offered so as to enable an investor to decide to purchase or subscribe the warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FMSA)) received by it in connection with the issue or sale of any warrants in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any warrants in, from or otherwise involving the United Kingdom.

If the warrants are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

APPENDIX A

FORM OF EXERCISE NOTICE

FORM OF EXERCISE NOTICE

For Warrants Represented by the Global Warrant Certificate
CUSIP No.:
Citibank, N.A.
111 Wall Street, 15th Floor Zone 8
New York, New York 10043
Attn: [            ]
Telephone No.: (212) [            ]
Facsimile No.: (212) [            ]

1.    We refer to the Warrant Agreement dated as of [            ] (the "Warrant Agreement"), among Lehman Brothers Holdings Inc. (the "Company"), Citibank, N.A., as Warrant Agent (the "Warrant Agent"), and Lehman Brothers Inc., as Calculation Agent (the "Calculation Agent"). On behalf of certain beneficial owners, each of whose Warrants have been, or will be, transferred to the Warrant Agent in accordance with the provisions of the Representations Letter relating to the Warrants, we hereby irrevocably exercise Warrants (the "Tendered Warrants"). We hereby acknowledge that the Tendered Warrants and this Exercise Notice must be received by you by 3:00 p.m., New York City time, on a New York business day in order for the Valuation Date for the Tendered Warrants to be the Valuation Business Day following such New York business day and that, if the Tendered Warrants and this Exercise Notice are received by you after 3:00 p.m., New York City time, on a New York business day, the Valuation Date of the Tendered Warrants shall be the following Valuation Business Day, in each case subject to certain provisions of the Warrant Agreement.

2.    If you determine that this Exercise Notice has not been duly completed or is not in proper form, this Exercise Notice will be void and of no effect and will be deemed not to have been delivered. If the Cash Settlement Amount for any Tendered Warrants is determined by the Calculation Agent to be zero, this Exercise Notice will be void and of no effect and such Tendered Warrants will be transferred back to the participant.

Dated:

NAME OF DEPOSITARY PARTICIPANT

Participant Number

By:
Authorized Signature Address: Telephone: ( )

                  Warrants

LEHMAN BROTHERS HOLDINGS INC.

Currency Basket Warrants
Expiring February     , 2008

PROSPECTUS SUPPLEMENT

August     , 2006

(INCLUDING PROSPECTUS
DATED MAY 30, 2006)

Joint Managers

LEHMAN BROTHERS	OPPENHEIMER & CO.

QuickLinks

TABLE OF CONTENTS
SUMMARY INFORMATION—Q&A
RISK FACTORS
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE WARRANTS
Illustrative timing for warrants held through DTC
EXCHANGE RATES
UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
BOOK-ENTRY ISSUANCE
SUPPLEMENTAL PLAN OF DISTRIBUTION
FORM OF EXERCISE NOTICE